FOR IMMEDIATE RELEASE

October 20, 2004

Contact:  Donald C. Scott, President

Phone:  (504) 457-6220

GS Financial Corp.  Announces First Quarter Earnings

(NASDAQ:  GSLA)

Metairie, Louisiana - Donald C. Scott, President of GS Financial Corp. (the “Company”), the holding company for Guaranty Savings and Homestead Association (the “Association”), announced earnings for the quarter ended September 30, 2004 of $240,000, or $.21 per share, compared to $150,000, or $.13 per share, for the quarter ended September 30, 2003.  Earnings for the first nine months of 2004 were $445,000, or $.38 per share, compared to $531,000, or $.44 per share, for the first nine months of 2003.

Net interest income for the quarter ended September 30, 2004 was $1.46 million compared to $813,000 for the same period in 2003.  The Company’s net interest margin increased to 2.91% for the third quarter of 2004 from 1.59% for 2003.

Overall earnings for the quarter were adversely affected by $73,000 in realized losses sustained on securities transactions.  Net income before securities transactions and income tax expense were $319,000 for the third quarter and $664,000 for the first nine months of 2004, compared with net losses of $354,000 and $732,000 for the same time periods of 2003.

Total assets of the company at September 30, 2004 amounted to $207.2 million compared to $214.7 million at December 31, 2003.  The reduction in assets is primarily due to a $977,000 decrease in the market value of the Company’s investment in securities and the utilization of $5.5 million of cash to make scheduled principal reductions on FHLB advances.

There has been significant growth in the Company’s loan portfolio in the first nine months of 2004.  Net loans at September 30, 2004 were $89 million compared to $77.4 million at December 31, 2003.  Customer deposit accounts began to decline in the second and third quarters of 2004.  At September 30, 2004 total deposits amounted to $135.5 million compared to $142.1 million at December 31, 2003.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition
(Unaudited)

($ in thousands)	September 30, 2004	December 31, 2003
ASSETS
Cash & Due from Banks	$ 1,286	$ 1,899
Interest Bearing Deposits	13,736	4,507
Federal Funds Sold	1,476	4,965
Securities Available-for-Sale, at Fair Value	95,269	119,271
Loans, Net	89,002	77,367
Accrued Interest Receivable	578	547
Premises & Equipment, Net	2,507	2,591
Stock in Federal Home Loan Bank, at Cost	2,430	2,726
Foreclosed Assets	-	52
Real Estate Held-for-Investment, Net	498	511
Other Assets	409	278
Total Assets	$ 207,191	$ 214,714

LIABILITIES
Interest Bearing Deposits	$ 134,481	$ 140,953
Non-Interest Bearing Deposits	1,000	1,155
FHLB Advances	41,589	42,135
Other Liabilities	1,196	1,163
Total Liabilities	178,266	185,406

STOCKHOLDERS' EQUITY
Common Stock & Additional Paid in Capital	$ 34,456	$ 34,265
Unearned ESOP Stock	(591)	(802)
Unearned RRP Trust Stock	(1,039)	(1,059)
Treasury Stock	(32,047)	(31,804)
Retained Earnings	28,644	28,553
Accumulated Other Comprehensive Income	(498)	155
Total Stockholders' Equity	28,925	29,308
Total Liabilities & Stockholders' Equity	$ 207,191	$ 214,714

Selected Asset Quality Data
Total Non Performing Assets	$ 2,207	$ 651
Non Performing Assets to Total Assets	1.07%	0.30%
Allowance for Loan Losses to Non Performing Assets	27.63%	74.19%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
($ in thousands, except per share data)	2004	2003	2004	2003
Interest Income	$ 2,793	$ 2,315	$ 8,193	$ 7,417
Interest Expense	1,333	1,502	4,139	4,723

Net Interest Income	1,460	813	4,054	2,694
Provision for Loan Losses	-	41	33	97
Net Interest Income after Provision for Loan Losses	1,460	772	4,021	2,597

Noninterest Expense	1,129	1,179	3,392	3,434
Net Income (Loss) Before Non-Interest Income and Income Taxes	331	(407)	629	(837)

Noninterest Income	(85)	606	(181)	1,480
Income Before Tax Expense	246	199	448	643

Income Tax Expense	6	49	3	112
Net Income	$ 240	$ 150	$ 445	$ 531
Net Income Per Common Share	$ 0.21	$ 0.13	$ 0.38	$ 0.44

Selected Operating Data
Weighted Average Shares Outstanding	1,152,393	1,155,595	1,156,409	1,212,703
Return on Average Assets [1]	0.46%	0.28%	0.28%	0.33%
Non Interest Expense/Average Assets1	2.18%	2.21%	2.12%	2.15%
Net Interest Margin	2.91%	1.59%	2.72%	1.75%
[1] Annualized